EXHIBIT 10.24

PATENT LICENSE AGREEMENT

As of November 7, 2003 (“Effective Date”), the parties to this Patent License Agreement (“Agreement”), Notify Technology Corporation, Inc. (“Notify”), a California corporation, with a place of business at 1054 South De Anza Blvd, San Jose, California 95129 and NCR Corporation (“NCR”), a corporation organized and existing under the laws of the State of Maryland, with a place of business at 1700 South Patterson Boulevard, Dayton, Ohio 45479, agree as follows:

WHEREAS, NCR is the sole owner of U.S. Patent 6,163,274; and

WHEREAS, Notify is a provider of NotifyLink software, which enables application deployment and management across multiple devices and network connections while maintaining desktop functionality and usability; and

WHEREAS, Notify is desirous of securing from NCR, and NCR is willing to grant to Notify, on the terms and conditions expressly set forth in this Agreement, a non-exclusive license under the above-mentioned patent.

WHEREAS, Notify is desirous of securing from NCR, and NCR is willing to provide Notify, on the terms and conditions expressly set forth in this Agreement, a covenant not to assert any NCR patents against Notify for a limited period of time.

WHEREAS, Notify is desirous of securing deferred payment terms from NCR for a fully paid up license.

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NOW, THEREFORE, NCR and Notify agree as follows:

1.	DEFINITIONS

1.1	“Foundry Product” shall mean a product which is either (i) designed by or for a third party without substantial input from Notify, and manufactured, reproduced, sold, leased, licensed or otherwise transferred from Notify (a) to that third party, or (b) to customers of that third party, or (c) to customers directed by that third party on essentially an exclusive basis; or (ii) designed, manufactured, reproduced, sold, leased, licensed or otherwise transferred through or by Notify for the primary purpose of circumventing any patent rights of NCR.

1.2	“Gross Revenues” means the gross revenue of the Notify (expressed in U.S. Dollars as of the date of each sale) on a consolidated basis in accordance with U.S. generally accepted accounting principles (GAAP) consistently applied, as shown in periodic public securities filings, if applicable.

1.3	“Licensed Products” means the NotifyLink Enterprise Platform, any mobile groupware, personal information management (PIM), or calendar product offered by Notify, including without limitation the NotifyLink Software Platform, and any subsequent replacements or successors but does not include any Foundry Products.

1.4	“NCR Patent” means only U.S. Patent No. 6,163,274, and any U.S. or foreign patent or patent applications currently owned by NCR claiming priority to this patent.

1.5	“Term” means the period commencing on the Effective Date and continuing until the NCR Patent expires.

2.	LICENSE

2.1	NCR hereby grants Notify a non-exclusive license under the NCR Patent to make, have made, use, import, offer to sell, and sell Licensed Products during the Term.

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2.2	To the extent that Notify manufactures a physical product that is sold under license granted from this Agreement, Notify agrees to mark such products manufactured by it, or on its behalf, with the phrase “This product was produced under U.S. Patent No. 6,163,274”.

2.3	NCR hereby releases Notify from any claims NCR has or may have had relating to the NCR Patent prior to the Effective Date of this Agreement.

3.	PAYMENT

3.1	Notify will pay NCR $500,000 (U.S. currency) as a “License Fee”. To enable Notify to defer payment of the License Fee, payments shall be made as described in this paragraph.

Each quarter (three calendar months), Notify will pay NCR the greater of:

(i.)	3% of Notify’s Gross Revenue from the sale of Licensed Products within that quarter, or

(ii.)	$5,000,

until the total payment equals five hundred thousand dollars ($500,000).

A. Such ongoing payments will be made within a period of 30 days from the end of each calendar quarter.

B. The four quarters within a year will be (i.) January 1 to March 31, (ii.) April 1 to June 30, (iii.) July 1 to September 30, and (iv.) October 1 to December 31.

C. The first quarter for payments will be October 1 to December 31, 2003.

D. Such payments shall be addressed to NCR Corporation, Attn: FSD Intellectual Property Group, 1700 South Patterson Blvd., Mail Station WHQ-5E, Dayton, Ohio 45479.

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3.2	The payment described in Section 3.1 includes past damages and is nonrefundable notwithstanding any termination of this Agreement or any ruling as to the validity, enforceability or infringement of the NCR Patent.

4.	NON-ASSIGNMENT

4.1	This Agreement may not be assigned by Notify without the express written consent of NCR except that a successor in interest pursuant to a merger or a sale of substantially all of the assets of Notify or its successor relating to the Licensed Products shall have the right to assume the license, provided that the license transferred to the successor shall be limited to the business of Notify reasonably related to the Licensed Products carried on and expanded by the successor following such a merger or sale. Such assignment of license to a successor in interest, as described above, is subject to a fee (“Merger Fee”) as outlined in the table below.

Successor in interest company revenue (based on the past full year results)	Fee to be paid to NCR
$0-24,999,000 (USD)	$500,000 less payments already made by Notify

$25,000,000-49,999,999 (USD)	$500,000 less payments already made by Notify plus $125,000 (USD)

$50,000,000-99,999,999 (USD)	$500,000 less payments already made by Notify plus $225,000 (USD)

$100,000,000-$199,999,999 (USD)	$500,000 less payments already made by Notify plus $350,000 (USD)

$200,000,000-$299,999,999 (USD)	$500,000 less payments already made by Notify plus $475,000 (USD)

$300,000,000+ (USD)	$500,000 less payments already made by Notify plus $550,000 (USD)

The applicable fee shown above must be paid to NCR within sixty (60) days from the date of merger or sale of substantially all of the assets. Interest charges for late payment are

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agreed to incur at the rate of 1.5% per month (18% per year), or if less, the maximum rate permitted by applicable law, which will be added to all past due amounts. In the event that the Merger Fee and interest is not paid in full within one hundred eighty days from the date of merger or sale of substantially all of the assets, the licenses granted under this agreement shall terminate.

Any termination of this Agreement or the licenses granted herein shall be without prejudice to (a) NCR’s right to receive or recover and Notify’s obligation to pay any amounts payable but for the termination, including without limitation the Merger Fee, and any applicable interest accrued or accruable for payment at the time of any termination; and (b) any cause of action or claim of either party accrued or to accrue, because of any breach or default by the other party, which shall survive any termination to the degree necessary to permit their complete fulfillment or discharge.

4.2	Notify can assign this Agreement without additional fees, and this agreement shall be deemed automatically assigned, upon the merger with or a transfer of a substantial portion of Notify’s assets to a company already licensed under the NCR Patent, provided however that (i) if the acquiring company has a royalty-bearing license, then all sales of Notify’s products shall be subject to such royalty-bearing license, or (ii) if the acquiring company has a fully-paid-up or fixed-fee license, then Notify shall immediately pay to NCR the difference between two hundred fifty thousand dollars and the amount Notify has already made to NCR, with a minimum payment of fifty thousand dollars.

5.	AUDIT RIGHTS

5.1	Within thirty (30) days from the end of each quarter, Notify shall provide a written report, certified as to its correctness, to NCR, indicating the Gross Revenues for the preceding quarter for which License payments are due. The report shall be accompanied by payment of License payments computed thereon.

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6.	TERMINATION

6.1	NCR may terminate this Agreement and all rights, licenses, and releases granted hereunder, including the covenant not to assert any NCR patent, if:

(i.)	Notify fails to timely make the required payment hereunder, provided that NCR shall first give written notice to Notify of such termination, and Notify shall have thirty (30) days to make such payment and avoid such termination; or

(ii.)	Notify asserts any claim of patent infringement against NCR.

6.2	Any assignment by Notify of this Agreement without express written consent by NCR, as required in Section 4.1, shall be void and NCR may terminate this Agreement therefor.

6.3	In the event of any termination under Sections 6.1 or 6.2, Notify is not relieved of its payment obligation hereunder. In such an event, Notify agrees to pay the balance of the $500,000 License Fee; that is, the difference between $500,000 and the total amount paid by Notify to NCR up to the date of termination of this Agreement. The balance of the License Fee shall be paid at a rate of $10,000 per calendar quarter until the License Fee ($500,000) is fully paid.

6.4	In the event that Notify ceases making, having made, using, selling, offering to sell, and importing the Licensed Products, Notify may terminate this Agreement by providing written notice to NCR, but such termination shall be subject to a one time fee of $50,000 (U.S. currency) less payments made by Notify to NCR within the calendar quarter in which termination occurs. This one time fee shall be payable to NCR within thirty days (30 days) of written notification to NCR of such termination.

6.5	Sections 6.3, 6.4, and 7.4 shall survive the termination of this Agreement.

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7.	MISCELLANEOUS

7.1	Neither Party is making any admissions as to the validity, enforceability, nor infringement of any claim of the NCR Patent through this Agreement.

7.2	This Agreement shall be binding upon and inure to the benefit of and be enforceable by, the Parties hereto and their legal representatives, successors and assigns.

7.3	Each party, on behalf of itself and its successors and assigns, agrees that, for a period of two years after the Effective Date, with respect to any patents that it may own or license, or come to own or license, it will not assert such patents against the other party or its affiliates, directly or indirectly, for any claim of infringement based on the use, making, having made, sale, offer for sale, importing or distribution of any apparatus or product or of any method or service implemented or used by the other party. This section is not assignable and any such assignment is void.

7.4	Should any dispute occur between the Parties arising out of or related to this Agreement, the dispute will first be submitted to the level of management within each company with the authority to resolve the issue. If the dispute is not resolved by the respective management involvement, the dispute must be submitted to final and binding arbitration in accordance with the then current rules of the American Arbitration Association. A single arbitrator who is a Patent Attorney will conduct the arbitration. The arbitration will be held in the headquarters city of the Party not initiating the arbitration. The Parties agree to be bound by the decision of the arbitrator and the award rendered may be entered in any court having jurisdiction. The Federal Arbitration Act, (9 U.S.C.), Sections §§ 1, not state law, will govern the arbitrability of all claims.

7.5	The terms of this Agreement will be kept in confidence by Notify and NCR except that either party may disclose the terms to the extent required by law, legal process or an order of any court, the rules of the Securities and Exchange Commission or the applicable rules of any stock exchange, however, NCR may disclose the existence of this Agreement to any prospective licensee.

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7.6	This Agreement contains the entire agreement between NCR and Notify and may not be altered, amended or modified, except by an agreement in writing signed by authorized representatives of both Parties. It supersedes any other agreement or communication, whether written or oral, that may have been made or entered into with regard to the subject matter hereof by NCR and Notify, even if acknowledged by the Party sought to be bound.

7.7	Notify shall retain for a period of three (3) years after making a License Fee report, the records, files, and books of account prepared in the normal course of business, which contain data reasonably required for the computation and verification of the amounts to be paid and the information to be given in such report. Notify shall permit the inspection, with reasonable advance notice and at reasonable times during normal business hours, of such records, files, and books of account by a certified public accountant to which Notify has no reasonable objection. Said auditor shall be permitted to inspect such records, files, and books and Notify shall give said auditor such other information as may be necessary and proper to enable the amounts of payments payable hereunder to be accurately ascertained. Such inspection shall be at NCR’s expense unless it is determined by said auditor that the License Fees paid to NCR are deficient in excess of five percent (5%), in which case such inspection shall be paid by Notify, and Notify, in addition to any other remedy provided NCR by law or by this Agreement, agrees and is hereby bound to pay NCR an amount equal to one hundred twenty-five percent (125%) of that which Notify has failed to report or pay. Neither NCR nor said auditor shall disclose to anyone, directly or indirectly, any of the information which they obtain as a result of any such inspection; provided, however, that such information may be disclosed in connection with litigation or proceedings among the parties, or in connection with any statement filed with the Securities and Exchange Commission, the Internal Revenue Service, or other

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governmental agencies pursuant to any subpoena or judicial process or where otherwise required by law. NCR shall be entitled to receive only the results and conclusions of the auditor, and shall not be entitled to receive the raw data and materials on which those results and conclusions are based. NCR shall maintain in strict confidence and safeguard to the best of its ability any proprietary or confidential information it may receive as a result of such audits and shall not at any time disclose such information to others. Any payments due under this Section shall be due and payable thirty (30) Days following notice from NCR of such failure, breach or default.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers or agents.

NOTIFY TECHNOLOGY CORPORATION		NCR CORPORATION

By:	/s/ PAUL DEPOND	By:	/s/ ROBERT J. TRAMONTANO
Name:	/Paul DePond/	Name:	/Robert J. Tramontano/
Title:	President	Title:	Vice President
Date:	November 7, 2003	Date:	November 24, 2003

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